QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Subsidiaries of Registrant

Domestic Subsidiaries	State of Incorporation
Carlisle Brake & Friction, Inc.	Ohio
Carlisle Coatings & Waterproofing Incorporated	Delaware
Carlisle Construction Materials Incorporated	Delaware
Carlisle Corporation	Delaware
Carlisle Engineered Products, Inc.	Delaware
Carlisle FoodService Products Incorporated	Delaware
Carlisle Industrial Brake & Friction, Inc.	Delaware
Carlisle Insurance Company	Vermont
Carlisle Intangible Company	Delaware
Carlisle Interconnect Technologies, Inc.	Delaware
Carlisle International LLC	Delaware
Carlisle TPO, Inc.	Delaware
Friction Product Co.	Ohio
Hunter Panels, LLC	Maine
Tri-Star Electronics International, Inc.	Delaware
Wellman Products, LLC	Ohio

Foreign Subsidiaries	Jurisdiction
Carlisle Asia Pacific Limited	Hong Kong
Carlisle Brake Products (Hangzhou) Co., Ltd.	China
Carlisle Brake Products (UK) Limited	United Kingdom
Carlisle Construction Materials GmbH	Germany
Carlisle Hardcast Europe BV	Netherlands
Carlisle Holding Limited	United Kingdom
Carlisle Holdings BV	Netherlands
Carlisle Holdings GmbH	Germany
Carlisle Interconnect Technologies (Dongguan) Co., Ltd	China
CSL International CV	Netherlands
CSL Manufacturing CV	Netherlands
Hawk Composites (Suzhou) Company Limited	China
Japan Power Brakes	Japan
Raydex/CDT Limited	United Kingdom
S.K. Wellman S.p.A	Italy
S.K. Wellman SRL	Italy
Carlisle Construction Materials BV	Netherlands
8027293 Canada, Inc.	Canada
Carlisle Interconnect Technologies BV	Netherlands
Hertalan Romania	Romania
Brake Products UK	United Kingdom
Carlisle Construction Materials UK	United Kingdom
PDT Sealing Systems Limited	United Kingdom

QuickLinks

  Exhibit 21
Subsidiaries of Registrant